Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

_____, 2018

Party A: NowNews Digital Media Technology Co., Ltd. (OTCQB trading symbol: “NDMT” )

Party B: Mega Power Tech Ltd.

Party C: Shang-Hong Lin

Party D: Dawnrain Media Co., Ltd. (a wholly-owned subsidiary of NDMT)

Whereas, Party A intends to obtain 51% of the equity interest of Party B held by Party C through issuing common stock of Party A to Party C, and Party C intends to transfer its equity interest in Party B to Party A in exchange for Party A’s shares of common stock.

Therefore, Party A, Party B, Party C and Party D reach the following agreement based on the below commitments, warranties and terms:

I.	Equity Transfer

Transfer Method

Party A agrees to issue 510,000 shares of its common stock to Party C in exchange of 51% of the equity interest of Party B held by Party C. If the share exchange were to be consummated, Party A shall hold Party B’s equity interest through Party D. The share exchange shall be completed and the shares shall be delivered within thirty business days after the signing date of the Agreement and Plan of Merger.

II.	Rights and Obligations

After Party A acquires 51% of the equity interest of Party B and accepts Party B’s relevant rights and obligations, Party B shall inform Party A of all of its rights and obligations. Party B shall not refuse or delay to perform such obligations for any reasons. Party A hereby appoints Party C as a board member of Party B and Party C shall represent Party A in executing and performing certain resolutions and actions.

III.	Confidential Obligation

Each Party shall keep confidential and not publish or otherwise disclose to a third party, directly or indirectly, for any purpose, any confidential information indicated in the Agreement and Plan of Merger. In the event that any party has the necessity to disclose any aforementioned confidential information because of the laws, court or orders of authorities, or any other special circumstances, the party shall immediately notify the other parties in writing. Provided, the parties agree that, the special circumstances are limited to tax declaration, tax investigations conducted by the governmental authorities, or other legal agents that is not violating this Agreement and Plan of Merger, and will not publish it. Otherwise, the parties shall not disclose the confidential information to a third party. In the event that this Agreement and Plan of Merger is terminated, the parties hereto shall be subject to the confidentiality obligations under this Agreement and Plan of Merger within two years after the termination of this Agreement and Plan of Merger.

IV.	Termination/Invalidation of the Agreement

4.1	Termination by Any of the Parties

If any party violates any provisions of this Agreement and Plan of Merger, and fails to take remedial and corrective measures within 15 days, the other parties shall have the right to terminate this Agreement and Plan of Merger immediately.

4.2	The Effectiveness of the Termination

In the event that this Agreement and Plan of Merger is terminated in accordance with the Section 4.1 above, none of the parties is liable for providing compensation or damages to the other parties for the termination of this Agreement and Plan of Merger; however, the rights or liabilities of the parties existed prior to the termination shall not be not affected by the termination of this Agreement and Plan of Merger.

V.	Miscellaneous

5.1	Amendment to this Agreement and Plan of Merger

This Agreement and Plan of Merger shall not be amended or revised unless the contracting parties provide consent in writing.

5.2	Expenses

Except as otherwise agreed by the parties, the expenses incurred due to the completion of the transactions under this Agreement and Plan of Merger (including but not limited to attorneys' fees) shall be borne by the each party itself.

5.3	Integrity

This Agreement and Plan is an integral contract of transactions, and replaces all of the prior oral and written acknowledgement and agreements.

5.4	Choice of Law

The interpretation and enforcement of this Agreement and Plan of Merger is governed by the laws of the State of Nevada, USA.

5.5	Dispute Resolution

All parties agree that all disputes related to this Agreement and Plan of Merger shall be resolved by the parties through friendly means. Any dispute or claim that is related to this Agreement and Plan of Merger, or related to the breach of this Agreement and Plan of Merger, which is not properly settled shall be resolved by arbitration. The arbitral proceedings shall be conducted in the State of Nevada, United States, in accordance with the relevant regulations of the State of Nevada, United States.

5.6	Notice

Any and all of the notices among the four parties related to this Agreement and Plan of Merger shall be in writing and shall be sent by fax or registered mail; if sent by registered mail, on the 5th day after the date of the postmark, it shall be deemed to have been delivered to the other party; if sent by fax, it will be deemed to have been delivered on the next business day after the transmission. The notice shall indicate the addresses of the following parties:

Party A

NowNews Digital Media Technology Co., Ltd.
Attn:	Chi-Yuan Chang
Address:	4F, No. 32, Ln. 407, Sec. 2. Tiding Road
Neihu District, Taipei City, Taiwan

Party B:

Mega Power Tech Ltd.
Attn:	Shang-Hong Lin
Address:	4F, No. 32, Ln. 407, Sec. 2. Tiding Road
Neihu District, Taipei City, Taiwan

Party C:

Shang-Hong Lin
Address:	4F, No. 32, Ln. 407, Sec. 2. Tiding Road
Neihu District, Taipei City, Taiwan

Party D

Dawnrain Media Co., Ltd.
Attn:	Chi-Yuan Chang
Address:	4F, No. 32, Ln. 407, Sec. 2. Tiding Road
Neihu District, Taipei City, Taiwan

5.7	Copy

This Agreement and Plan of Merger may be executed in multiple counterparts, all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement and Plan of Merger as of the date first written above.

Agreed and Accepted by:

Party A
Merger:	NowNews Digital Media Technology Co., Ltd.

Representative:
Alan Chen
Chairman

Party B
Acquired:	Mega Power Tech Ltd.

Representative:
Shang-Hong Lin
Director

Party C
Shareholder of Acquired Party	Shang-Hong Lin

ID Number:	M120918719

Party D
Merger:	Dawnrain Media Co., Ltd.

Representative:
Alan Chen
Director

_______, 2018